Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of November 7, 2016, by and among Oak Valley Resources, LLC, a Delaware limited liability company (“Stockholder”), Bold Energy Holdings, LLC, a Texas limited liability company (“Bold”), and Earthstone Energy, Inc., a Delaware corporation (“Earthstone”).

WHEREAS, Earthstone, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), Lynden USA Inc., a Utah corporation (“Lynden”), Lynden USA Operating, LLC, a Texas limited liability company, Bold and Bold Energy III LLC, a Texas limited liability company, propose to enter into that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), which provides, among other things, for (i) the contribution by Earthstone to EEH of all of the Earthstone Assets, (ii) the contribution by Lynden to EEH of all of the Lynden Assets and (iii) the contribution by Bold to EEH of all of the Bold Assets and purchase by Bold of the Earthstone Shares (collectively, the “Contribution”), upon the terms and subject to the conditions set forth in the Contribution Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Contribution Agreement);

WHEREAS, Bold, Earthstone and Stockholder are executing this agreement prior to or contemporaneously with the execution of the Contribution Agreement;

WHEREAS, Stockholder owns shares of common stock, par value $0.001 per share, of Earthstone (“Common Stock”) (together with any other shares of capital stock of Earthstone acquired (whether beneficially or of record) by Stockholder after the date hereof and prior to the earlier of the Closing and the termination of all of Stockholder’s obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, (i) adoption of the Contribution Agreement and approval of the Contribution and the other transactions contemplated thereby, (ii) approval of the A&R Certificate of Incorporation, (iii) approval of the issuance of the Earthstone Shares and (iv) approval of the contribution by Earthstone to EEH of the Earthstone Assets (collectively, the “Majority Approval Matters”), in each case, by at least a majority of the outstanding shares of Earthstone Common Stock , are conditions to the consummation of the Contribution;

WHEREAS, in addition to the approval of the Majority Approval Matters by at least a majority of the outstanding shares of Earthstone Common Stock, the approval of and adoption by a majority of the outstanding shares of Earthstone Common Stock, excluding shares held by Stockholder and the executive officers of Earthstone, of the Contribution Agreement and the Contribution and the other transactions contemplated by the Contribution Agreement are also a condition to the consummation of the Contribution (the “Required Minority Approval”); and

WHEREAS, as a condition to the willingness of Bold to enter into the Contribution Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1    Voting. From and after the date hereof until the earliest to occur of (a) the consummation of the Contribution, (b) the termination of the Contribution Agreement pursuant to and in compliance with the terms set forth therein, (c) the waiver of the condition set forth in the Contribution Agreement requiring Earthstone to obtain the Required Minority Approval in order to consummate the Contribution (without the consent of Stockholder or EnCap Investments, L.P., in their capacities as direct or indirect equityholders of Earthstone), (d) the making of any change, by amendment, waiver, or other modification, by any party, to any provision of the Contribution Agreement that is adverse to Stockholder (without the consent of Stockholder or EnCap Investments, L.P., in their capacities as direct or indirect equityholders of Earthstone) and (e) the mutual written agreement of each of Stockholder, Earthstone and Bold to terminate this Agreement (such earliest date, the “Expiration Date”), Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of Earthstone’s stockholders, however called, or in connection with any written consent of Earthstone’s stockholders, in each case, at which or pursuant to which Earthstone’s stockholders will vote with respect to or consent to any Majority Approval Matters, Stockholder (in such capacity and not in any other capacity) will (i) appear at such meeting or otherwise cause all of the Securities to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities:

(a)    in favor of the Majority Approval Matters (and, in the event that the Majority Approval Matters are presented as more than one proposal, in favor of each proposal that is part of the Majority Approval Matters);

(b)    against any Alternative Proposal, without regard to the terms of such Alternative Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Contribution Agreement or in competition or inconsistent with the Contribution and the other transactions or matters contemplated by the Contribution Agreement,

(c)    against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Contribution or any of the other transactions contemplated by the Contribution Agreement or this Agreement or the performance by Stockholder of its obligations under this Agreement, including: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Earthstone or any of its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of Earthstone or any of its Subsidiaries (other than the Contribution) or a reorganization, recapitalization or liquidation of Earthstone or any of its Subsidiaries; (iii) an election of new members to the board of directors of Earthstone, other than nominees to the board of directors of Earthstone who are serving as directors of Earthstone on the date of this Agreement or as otherwise provided in the Contribution Agreement; (iv) any material change in the present capitalization or dividend policy of Earthstone or any amendment or other change to Earthstone’s certificate of incorporation or bylaws, except (x) as contemplated by the Contribution Agreement or (y) if approved in writing by Bold; or (v) any other material change in Earthstone’s corporate structure or business, except if approved in writing by Bold,

(d)    against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Earthstone contained in the Contribution Agreement, or of Stockholder contained in this Agreement, and

(e)    in favor of any other matter necessary for the consummation of the transactions contemplated by the Contribution Agreement, including the Contribution and the amendment of the certificate of incorporation of Earthstone (clauses (a) through (e), the “Required Votes”).

Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

1.2.1    From and after the date hereof until the Expiration Date, Stockholder hereby irrevocably and unconditionally grants to, and appoints, Bold and any designee thereof as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities in accordance with the Required Votes.

1.2.2    Stockholder hereby represents that any proxies heretofore given in respect of the Securities, if any, are revocable, and hereby revokes such proxies.

1.2.3    Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Contribution Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. If for any reason the proxy granted herein is not irrevocable, then Stockholder agrees, until the Expiration Date, to vote the Securities in accordance with Section 1.1(a) through Section 1.1(e) above as instructed by Bold in writing. The parties agree that the foregoing is a voting agreement.

Section 1.3    Restrictions on Transfers.

1.3.1    Stockholder hereby agrees that, from the date hereof until the Expiration Date, except for a Permitted Transfer, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b) (the actions described in clauses (a) through (c), a “Transfer”).

1.3.2    For purposes of this Section 1.3, a “Permitted Transfer” means a Transfer by Stockholder (or an Affiliate thereof) to an Affiliate of Stockholder, provided that such transferee Affiliate agrees in writing to assume all of Stockholder’s obligations hereunder in respect of the Securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Securities subject to such Transfer, to the same extent as Stockholder is bound hereunder.

ARTICLE II

NO SOLICITATION

Section 2.1    Restricted Activities. Prior to the Expiration Date, Stockholder (in its capacity as a stockholder of Earthstone) shall not, shall cause its officers and directors not to, and shall use reasonable best efforts to cause its agents, advisors and other representatives (in each case, acting in their capacity as such to Stockholder, the “Stockholder Representatives”) not to, (a) initiate, solicit or knowingly encourage or knowingly take or continue any other action to facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (b) participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to any Alternative Proposal (other than to inform a Person of the existence of this Section 2.1 and Section 6.3 of the Contribution Agreement), (c) furnish any non-public information or data regarding Earthstone or any of its Subsidiaries to, or afford access to the properties, personnel, books and records of Earthstone to, any Person (other than Bold and its Subsidiaries) in connection with or in response to or in circumstances that would reasonably be expected to lead to, any Alternative Proposal, (d) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in Earthstone’s certificate of incorporation or bylaws, inapplicable to any Person other than Bold and its Subsidiaries or to any transactions constituting or contemplated by an Alternative Proposal, or (e) resolve or agree to do any of the foregoing (the activities specified in clauses (a) through (e) being hereinafter referred to as the “Restricted Activities”).

Section 2.2    Notification. Stockholder (in its capacity as a stockholder of Earthstone) shall, and shall cause the Stockholder Representatives to, immediately cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to an Alternative Proposal. From and after the date hereof until the Expiration Date, Stockholder shall as promptly as practicable (and in any event within 24 hours) (i) notify Bold of (x) any Alternative Proposal it receives in its capacity as a stockholder of Earthstone, (y) any request it receives in its capacity as a stockholder of Earthstone for non-public information relating to Earthstone or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a stockholder of Earthstone regarding an Alternative Proposal, (ii) if such Alternative Proposal, request or inquiry is in writing, deliver to Bold a copy of such Alternative Proposal, request or inquiry and any related draft agreements and other written material setting forth the terms and conditions of such Alternative Proposal, and (iii) if such Alternative Proposal, request or inquiry is oral, provide to Bold a reasonably detailed summary thereof. Stockholder shall keep Bold reasonably informed on a prompt and timely basis of the status and material details of any such Alternative Proposal and with respect to any material change to the terms of any such Alternative Proposal within 24 hours of any such material change. This Section 2.2 shall not apply to any Alternative Proposal received by Earthstone.

Section 2.3    Capacity. Stockholder is signing this Agreement solely in its capacity as a stockholder of Earthstone and nothing contained herein shall in any way limit or affect any actions taken by any Stockholder Representative in his capacity as a director of Earthstone, and no action taken in any such capacity as a director shall be deemed to constitute a breach of this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF STOCKHOLDER

Section 3.1    Representations and Warranties. Stockholder represents and warrants to Bold as follows: (a) Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Stockholder and the execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, (d) the execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Stockholder or the Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the Securities and Exchange Commission by Stockholder, (e) Stockholder owns, beneficially and of record, or controls 9,162,452 shares of Common Stock and (f) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, Stockholder owns, beneficially and of record, or controls all of the Securities free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any restrictions created by this Agreement) and has sole voting power with respect to the Securities and sole power of disposition with respect to all of the Securities, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto, and no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Securities.

Section 3.2    Covenants. Stockholder hereby:

(a)    agrees to promptly notify Earthstone and Bold of the number of any new Securities acquired by Stockholder after the date hereof and prior to the Expiration Date. Any such Securities shall be subject to the terms of this Agreement as though owned by Stockholder on the date hereof; and

(b)    agrees to permit Earthstone to publish and disclose in the Proxy Statement Stockholder’s identity and ownership of the Securities and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

ARTICLE IV

TERMINATION

This Agreement shall terminate and be of no further force or effect upon the Expiration Date. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Bold any direct or indirect ownership or incidence of ownership of or with respect to any Securities. All rights, ownership and economic benefit relating to the Securities shall remain vested in and belong to Stockholder, and Bold shall have no authority to direct Stockholder in the voting or disposition of any of the Securities, except as otherwise provided herein.

Section 5.2    Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Contribution is effected.

Section 5.3    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile (providing confirmation of such facsimile transmission):

To Bold:

Bold Energy Holdings, LLC

600 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Facsimile: 432-224-1054

Attention: Joseph L. Castillo

Email: joseph.castillo@boldenergy.com

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Michael E. Dillard

Facsimile: (713) 546-5401

Email: michael.dillard@lw.com

To Stockholder:

Oak Valley Resources, LLC

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attn: Frank A. Lodzinski

Facsimile: (281) 298-4272

Email: frank@earthstoneenergy.com

with copies to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2600

Attention: William Matthew Strock

Facsimile: (713) 615-5650

Email: mstrock@velaw.com

To Earthstone:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attn: Frank A. Lodzinski

Facsimile: (281) 298-4272

Email: frank@earthstoneenergy.com

with a copy to:

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, Colorado 80202

Telephone: (303) 573-1600

Facsimile: (303) 573-8133

Attention: Reid A. Godbolt, Esq.

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 5.4    Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Bold, Earthstone and Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.5    Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other parties hereto.

Section 5.6    No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.7    Entire Agreement. This Agreement and the Contribution Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.8    No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.9    Jurisdiction; Specific Enforcement; Waiver of Trial by Jury. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed, or are threatened to be not performed, in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware (“Delaware Court of Chancery”) and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable law, each of the parties hereto hereby consents to the service of process in accordance with Section 5.3; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10    Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.11    Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender includes each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; and (j) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.12    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OAK VALLEY RESOURCES, LLC

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	President and Chief Executive Officer

EARTHSTONE ENERGY, INC.

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	President and Chief Executive Officer

BOLD ENERGY HOLDINGS, LLC

By:	EnCap Energy Capital Fund IX, L.P., Sole Member of Bold Energy Holdings, LLC

By:	EnCap Equity Fund IX GP, L.P., General Partner of EnCap Energy Capital Fund IX, L.P.

By:	EnCap Investments L.P., General Partner of EnCap Equity Fund IX GP, L.P.

By:	EnCap Energy Capital Fund IX, L.P., General Partner of EnCap Investments L.P.

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

[Signature Page to Voting and Support Agreement]